Exhibit 99.3

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined balance sheet of Capital One, ING Bank, fsb and Other Assets and Liabilities acquired, primarily real estate, may have appeared had the businesses actually been combined as of March 31, 2011 and the combined income statement may have appeared for the three months ended March 31, 2011 and for the year ended December 31, 2010 assuming the ING Direct acquisition was completed on January 1, 2010. The preliminary unaudited pro forma condensed combined financial information shows the impact of the ING Direct acquisition on the combined balance sheets and the combined statements of income under the acquisition method of accounting with Capital One treated as the acquirer. Under this method of accounting, the assets and liabilities of ING Direct are recorded by Capital One at their estimated fair values as of the date the acquisition is completed. References to “ING Direct” or the “ING Direct business” refer to the business and assets of ING Bank, fsb and Other Assets and Liabilities acquired.

It is anticipated that the ING Direct acquisition will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. Upon consummation of the ING Direct acquisition, we will review ING Direct’s accounting policies to determine if it may be necessary to harmonize any differences between those policies and our policies. The preliminary unaudited pro forma condensed combined financial information does not adjust for any differences in accounting policies between those of Capital One and ING Direct.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and addresses a hypothetical situation. The preliminary unaudited pro forma condensed combined financial information is based on currently available information and a number of assumptions, estimates and adjustments as described in the accompanying notes.

In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the amounts reflected in the preliminary unaudited pro forma condensed combined financial information are subject to adjustment. The preliminary unaudited pro forma business combination adjustments for the ING Direct acquisition will vary from the actual business combination adjustments that will be recorded upon the completion of the acquisition based upon changes in the estimated fair value of the assets and liabilities acquired from ING Direct. In addition, subsequent to the acquisition completion dates, there may be further refinements of the business combination adjustments as additional information becomes available.

The preliminary unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and the historical consolidated financial statements and related notes of ING Bank, fsb included in our Current Report on Form 8-K filed on July 13, 2011, each of which are incorporated into this document by reference.

The preliminary unaudited pro forma condensed combined financial information presented in this document is not necessarily indicative of the combined financial position that would have resulted had the ING Direct acquisition been completed at the beginning of the applicable periods presented, nor is it indicative of the future financial position of the combined company.

The following preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2011, combines the March 31, 2011 historical balance sheets of Capital One and ING Direct assuming the companies had been combined on March 31, 2011, on an acquisition method of accounting.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2011 (In Millions)	Capital One	ING Bank, fsb	Other Assets & Liabilities		Pro Forma Adjustments			Capital One & ING Direct Combined
Assets:
Cash and due from banks	$2,028	$3	$			$(500)	(A)	$1,531
Interest-bearing deposits with banks	5,397	3,823				13,826	(L)	23,046
Federal funds sold and securities purchased under agreements to resell	546							546

Cash and cash equivalents	7,971	3,826				13,326		25,123
Restricted cash for securitization investors	2,556							2,556
Securities available for sale, at fair value	41,566	28,711						70,277
Securities held to maturity		843						843
Securities trading, at fair value		2						2
Notes receivable		14,178				(14,178)	(L)	0
Loans held for investment:
Unsecuritized loans held for investment, at amortized cost	75,184	41,422		2		(2,438)	(B)	114,170
Restricted loans for securitization investors	48,908							48,908

Total loans held for investment	124,092	41,422		2		(2,438)		163,078
Less: Allowance for loan and lease losses	(5,067)	(428)				428	(B)	(5,067)

Net loans held for investment	119,025	40,994		2		(2,010)		158,011
Loans held for sale, at lower-of-cost-or-fair value	117							117
Accounts receivable from securitizations	112							112
Premises and equipment, net	2,739	85		34		(18)	(K)	2,840
Interest receivable	1,025	247				(124)	(K)	1,148
Goodwill	13,597	120				1,346	(C)	15,063
Core deposit intangibles	605					455	(D)	1,060
Other identifiable intangibles	154	72				169	(D)	395
Other	9,833	3,134		(23)		566	(F)	13,572
						(18)	(K)
						(83)	(L)
						141	(L)
						22	(N)
Total assets	$199,300	$92,212		$13		$(406)		$291,119

Liabilities:
Interest payable	$411	$7	$		$			$418
Customer deposits:
Non-interest bearing deposits	16,349							16,349
Interest bearing deposits	109,097	81,625		(7)		5	(E)	190,720

Total customer deposits	125,446	81,625		(7)		5		207,069
Securitized debt obligations	24,506							24,506
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	1,970	750						2,720
Senior and subordinated notes	8,545					3,700	(A)	12,245
Other borrowings	4,776			6		5	(E)	4,787

Total other debt	15,291	750		6		3,705		19,752
Other liabilities	6,096	834		(20)		(51)	(L)	6,924
						5	(E)
						60	(N)
Total liabilities	171,750	83,216		(21)		3,724		258,669

Stockholders’ equity:
Common stock	5							5
Paid-in capital, net	19,141	9,642				2,000	(A)	24,079
						(9,642)	(G)
						2,938	(G)
Retained earnings / accumulated deficit	11,399	(414)		34		380	(G)	11,361
						(38)	(N)
Accumulated other comprehensive income (loss)	245	(232)				232	(G)	245
Less: Treasury stock, at cost	(3,240)							(3,240)

Total stockholders’ equity	27,550	8,996		34		(4,130)		32,450
Total liabilities and stockholders’ equity	$199,300	$92,212		$13		$(406)		$291,119

The following preliminary unaudited pro forma condensed combined income statement for the three months ended March 31, 2011, combines the historical income statements of Capital One and ING Direct assuming the companies had been combined on January 1, 2010.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

For the three months ended March 31, 2011 (In Millions, Except Per Share Data)	Capital One	ING Bank, fsb	Other Assets & Liabilities		Pro Forma Adjustments		Capital One & ING Direct Combined
Interest income:
Loans held for investment, including past-due fees	$3,417	$424	$		$60	(B)	$3,901
Investments & notes receivable	316	197			(13)	(L)	500
Other	19	1					20

Total interest income	3,752	622			47		4,421

Interest expense:
Deposits	322	214					536
Securitized debt obligations	140						140
Senior and subordinated notes	64						64
Other borrowings	86	12			33	(A)	131

Total interest expense	612	226			33		871

Net interest income	3,140	396			14		3,550
Provision for loan and lease losses	534	116			(116)	(B)	534

Net interest income after provision for loan and lease losses	2,606	280			130		3,016

Non-interest income:
Servicing and securitizations	11						11
Service charges and other customer-related fees	525	22					547
Interchange fees	320	4					324
Total other-than-temporary losses	(23)	(21)			21	(M)	(23)
Less: Non-credit component of other-than-temporary losses recorded in AOCI	20	2			(2)	(M)	20

Net other-than-temporary impairment losses recognized in earnings	(3)	(19)			19		(3)
Other	89	1		1			91

Total non-interest income	942	8		1	19		970

Non-interest expense:
Salaries and associate benefits	741	60					801
Marketing	276	26					302
Communications and data processing	164	5					169
Supplies and equipment	135	1					136
Occupancy	119	6					125
Other	727	89			(2)	(H)	848
					34	(D)

Total non-interest expense	2,162	187			32		2,381

Income from continuing operations before income taxes	1,386	101		1	117		1,605
Income tax provision	354	41			43	(I)	438

Net income from continuing operations, net of tax	$1,032	$60		$1	$74		$1,167

Basic earnings per common share:
Net income per basic common share	$2.27						$2.13

Diluted earnings per common share:
Net income per diluted common share	$2.24						$2.11

Dividends paid per common share	$0.05						$0.04

Basic common shares	454				94	(J)	548

Dilutive potential common shares	460				94	(J)	554

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2010, combines the historical income statements of Capital One and ING Direct assuming the companies had been combined on January 1, 2010.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2010 (In Millions, Except Per Share Data)	Capital One	ING Bank, fsb	Other Assets & Liabilities		Pro Forma Adjustments		Capital One & ING Direct Combined
Interest income:
Loans held for investment, including past-due fees	$13,934	$1,729	$		$318	(B)	$15,981
Investments & notes receivable	1,342	942			(149)	(L)	2,135
Other	77	6					83

Total interest income	15,353	2,677			169		18,199

Interest expense:
Deposits	1,465	959					2,424
Securitized debt obligations	809						809
Senior and subordinated notes	276						276
Other borrowings	346	173		1	83	(A)	613
					10	(E)

Total interest expense	2,896	1,132		1	93		4,122

Net interest income	12,457	1,545		(1)	76		14,077
Provision for loan and lease losses	3,907	497			(497)	(B)	3,907

Net interest income after provision for loan and lease losses	8,550	1,048		(1)	573		10,170

Non-interest income:
Servicing and securitizations	7						7
Service charges and other customer-related fees	2,073	77					2,150
Interchange fees	1,340	15					1,355
Total other-than-temporary losses	(128)	(166)			166	(M)	(128)
Less: Non-credit component of other-than-temporary losses recorded in AOCI	63	94			(94)	(M)	63

Net other-than-temporary impairment losses recognized in earnings	(65)	(72)			72		(65)
Other	359	3		4			366

Total non-interest income	3,714	23		4	72		3,813

Non-interest expense:
Salaries and associate benefits	2,594	219					2,813
Marketing	958	81					1,039
Communications and data processing	693	21					714
Supplies and equipment	520	4		1			525
Occupancy	486	25					511
Other	2,683	356			(14)	(H)	3,170
					145	(D)

Total non-interest expense	7,934	706		1	131		8,772

Income from continuing operations before income taxes	4,330	365		2	514		5,211
Income tax provision	1,280	101		–	188	(I)	1,569

Net income from continuing operations, net of tax	$3,050	$264		$2	$326		$3,642

Basic earnings per common share:
Net income (loss) per basic common share	$6.74						$6.67

Diluted earnings per common share:
Net income (loss) per diluted common share	$6.68						$6.62

Dividends paid per common share	$0.20						$0.17

Basic common shares	452				94	(J)	546

Dilutive potential common shares	456				94	(J)	550

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the acquisition is included as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010. The historical financial statements of ING Direct and the Other Assets and Liabilities acquired have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States of America (“US GAAP”) as of and for the three months ended March 31, 2011, and for the year ended December 31, 2010. The adoption of new or changes to existing US GAAP subsequent to the preliminary unaudited condensed combined pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of ING Direct at their respective fair values based on management's best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the ING Direct purchase price will be determined after the acquisition is completed and after the completion of a final analysis to determine the fair values of ING Direct’s tangible and identifiable intangible assets and liabilities as of the closing date. The final business combination adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of ING Direct as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities. In addition, as discussed further below in Note 2, Capital One will fund certain portions of this acquisition through the issuance of common stock. Subsequent changes in the share price of Capital One’s common stock could impact the purchase price as it relates to shares issued in conjunction with the acquisition and therefore impact goodwill.

The pro forma basic and diluted potential common shares were calculated using the actual weighted-average shares outstanding for Capital One for the periods presented, plus the incremental shares issued or expected to be issued, assuming the transactions occurred on January 1, 2010.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisition been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

ING Direct Acquisition

On June 16, 2011, Capital One announced a definitive agreement under which Capital One will acquire ING Direct from ING Groep in a stock and cash transaction. ING Direct is headquartered in Wilmington, Delaware. Since launching in the U.S. in 2000, ING Direct – the operating name of ING Bank, fsb, a federally chartered savings bank – has become the largest direct bank in the United States.

The business combination will be accounted for using the acquisition method of accounting, and accordingly, the assets acquired (including identifiable intangible assets) and liabilities assumed of ING Direct will be recognized at fair value, with goodwill determined as the residual, on the date the transaction is completed.

The consideration will be paid with the issuance of approximately 55.9 million shares of Capital One’s common stock and $6.2 billion in cash consideration. The cash portion of the consideration is expected to be financed through a public equity raise of approximately $2.0 billion with the remainder from cash sourced from current liquidity and through debt offerings totaling approximately $3.7 billion prior to the close of the transaction.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the acquisition includes the preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2011, assuming the acquisition with ING Direct was completed on March 31, 2011. The preliminary unaudited pro forma condensed combined income statements for the three months ended March 31, 2011 and for the year ended December 31, 2010 were prepared assuming the acquisition with ING Direct was completed on January 1, 2010.

ING Direct Acquisition Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 55.9 million shares of Capital One common stock and $6.2 billion in cash consideration.

A reconciliation of the excess consideration paid by Capital One over ING Direct’s net assets acquired (“goodwill”) is as follows (in millions):

Costs to acquire ING Direct:
Capital One common stock issued	$2,938	(G	)
Cash consideration paid	6,200	(A	)

Total consideration paid for ING Direct	9,138

ING Direct’s net assets at fair value:
ING Direct stockholders’ equity at March 31, 2011	9,030	(G	)
Elimination of ING Direct’s intangibles (including goodwill) and related deferred tax liability	(167)	(D	), (F)
Settlement of note receivable, net	(243)	(L	)
Estimated adjustments to reflect assets acquired at fair value:
Net loans	(2,010)	(B	)
Deferred tax assets	795	(F	)
Other assets	(160)	(K	)
Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(5)	(E	)
Other borrowings	(5)	(E	)
Other liabilities	(5)	(E	)

Less: Adjusted identifiable net assets acquired	7,230

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(455)	(D	)
Adjustment to recognize deferred tax liability from core deposit intangibles	166	(F	)

Trade name:
Adjustment to recognize trade name	(50)	(D	)
Adjustment to recognize deferred tax liability from trade name	18	(F	)

Other intangibles:
Adjustment to recognize other intangibles	(191)	(D	)
Adjustment to recognize deferred tax liability from other intangibles	70	(F	)

Less: core deposit intangibles and related deferred tax liability for all intangibles	(442)

Total estimated goodwill	$1,466

(A)	Adjustment to recognize cash consideration paid to complete the acquisition. Capital One currently expects to finance the cash portion of the consideration through a public equity raise of approximately $2.0 billion with the remainder from cash sourced from current liquidity and through debt offerings totaling approximately $3.7 billion prior to the close of the transaction. The preliminary unaudited pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $33 million and $83 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustment to eliminate ING Direct’s historical allowance for loan losses and to fair value ING Direct’s loan portfolio. The accretable yield will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary unaudited pro forma combined income statement impact for recognition of the accretable yield resulted in increases to interest income of $60 million and $318 million for the three months ended March 31, 2011, and the year ended December 31, 2010, respectively. In addition, the elimination of provision for loan losses of $116 million and $497 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, is included in the pro forma unaudited income statement. The final adjustment may be significantly different.

(C)	Adjustment to eliminate historical ING Direct goodwill of $120 million and recognize goodwill of $1,466 million resulting from the acquisition. See the reconciliation of the excess consideration paid by Capital One over ING Direct’s net assets acquired above for more information.

(D)	Adjustment to eliminate ING Direct’s other identified intangibles of $72 million, recognize core deposit intangibles and other identifiable intangibles of $455 million and $241 million, respectively, and the related preliminary unaudited pro forma combined income statement impact resulting from the acquisition. The preliminary unaudited pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $34 million and $145 million for the intangibles amortization for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. The final adjustment may be significantly different. See Note 3 – Core Deposit Intangibles for more information.

(E)	Adjustment to fair value ING Direct’s interest-bearing deposits of $5 million, other borrowings of $5 million, and other liabilities of $5 million. The entire adjustment will be recognized in the year ended December 31, 2010 using the effective yield method. The final adjustments may be significantly different.

(F)	Adjustment to eliminate ING Direct’s historical deferred tax liability of $25 million and recognize net deferred tax assets of $541 million resulting from the fair value adjustments.

(G)

Adjustment to eliminate ING Direct’s historical stockholders’ equity. The acquisition will result in the issuance of approximately 55.9 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A. The issuance of Capital One Common stock is recognized in the preliminary unaudited pro forma balance sheet at a value of $52.55 per share, which was the 10-day average closing price of Capital One common stock on the NYSE for the period ended July 8, 2011, which results in an increase to Capital One’s total stockholders’ equity of $2.9 billion[1]. For more detail of the structure of the transaction, see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.

(H)	Adjustment to eliminate $2 million and $14 million of amortization for intangible assets recorded on ING Direct’s historical income statement for the three months ended March 31, 2011, and the year ended December 31, 2010, respectively.

(I)	Adjustment to record the net tax effect of the preliminary unaudited pro forma adjustments using the effective tax rate of 36.5%. The final adjustment may be significantly different.

(J)	The pro forma basic and diluted potential common shares for the incremental shares issued in connection with the ING Direct acquisition, assuming the transaction occurred at the beginning of the periods presented.

(K)	Adjustment to accrued interest receivable of $124 million, fixed assets of $18 million, and other real estate owned assets (OREO) of $18 million resulting from the fair value adjustments. The subsequent depreciation expense does not have a material impact on the preliminary unaudited pro forma combined income statement for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively.

1 Subsequent changes on the price of Capital One’s common stock could impact the total purchase price and therefore impact the pro forma goodwill presented.

(L)	Adjustments to reflect the settlement of the note receivable associated with the Illiquid Assets Back-Up Facility (Facility). The Facility was entered into by the Parent of ING Direct and the Dutch Government. As a condition to the business combination, the Parent of ING Direct will settle the note receivable with cash of $13.8 billion. This adjustment shows the impact of this transaction and is reflected in the determination of goodwill as the transaction will be completed prior to consummation of the acquisition. Includes income statement adjustments for interest income on the note receivable of $13 million and $149 million for the three months ended March 31, 2011, and the year ended December 31, 2010, respectively. Includes adjustments of $83 million, $141 million and $51 million for prepaid assets, deferred tax assets and other liabilities, respectively, related to the Facility.

(M)	Adjustment to reflect the elimination of the other than temporary losses on available for sale securities owned by ING Direct.

(N)	Adjustment for direct incremental cost associated with the acquisition and related tax impact.

Note 3 – ING Direct Core Deposit Intangibles

The pro forma business combination adjustments include the establishment of core deposit intangibles of $455 million as of March 31, 2011. The $455 million was based on a preliminary valuation by an independent third party using a combination of ING Direct specific deposit information and industry specific benchmarks. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the acquisition. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the three months ended March 31, 2011, and the year ended December 31, 2010, was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at a statutory annual tax rate of 36.5%:

(in millions)	Gross Amortization	Net After-Tax Impact
Year 1	$86	$54
Year 2	77	49
Year 3	68	43
Year 4	59	37
Year 5	50	32
Year 6 and thereafter	115	74

Total	$455	$289